Exhibit 10.16

TAX MATTERS AGREEMENT

by and among

American International Group, Inc.

and

Corebridge Financial, Inc.

Dated as of [•], 2022

Exhibits

Exhibit A	Forms of Federal Tax Sharing Agreement
Exhibit B	Form of State and Local Tax Sharing Agreement

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of [•], 2022, is by and among American International Group, Inc. (“AIG”) and Corebridge Financial, Inc. (f/k/a SAFG Retirement Services, Inc.) (“Corebridge”).  Each of AIG and Corebridge is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”  Capitalized terms used and not otherwise defined herein are used as defined in Section 1.01.

WHEREAS, prior to consummation of the Disaffiliation, AIG (or in the case of certain states, another member of the AIG Group) was the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code and analogous provisions of state and local Applicable Law of which Corebridge and certain of its Subsidiaries were members; and

WHEREAS, the Parties wish to provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01          General.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 4.01(b).

“Affiliate” has the meaning set forth in the Master Separation Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AIG” has the meaning set forth in the preamble to this Agreement.

“AIG Group” means AIG and its Subsidiaries other than the Corebridge Group.

“Applicable Law” has the meaning set forth in the Master Separation Agreement.

“Business Day” means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by Applicable Law to be closed in the City of New York.

“Closing Date” means the date on which the Disaffiliation occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Corebridge Group” means Corebridge and its Subsidiaries.

“Disaffiliation” means in the case of federal Income Taxes, the transfer by AIG to third parties of a sufficient number of shares of Corebridge such that Corebridge will no longer qualify as a member of the affiliated group (as defined in Section 1504(a) of the Code) of which AIG is the common parent and in the case of state and local Income Taxes, the transfer by AIG to third parties of a sufficient number of shares of Corebridge such that no member of the Corebridge Group will continue to qualify as a member of the combined group of which a member of the AIG Group is the common parent.

“Disaffiliation Effective Time” means, for any particular member of the AIG Group, 11:59 PM, the day of such member’s Disaffiliation from its respective affiliated, combined, consolidated, unitary or similar group.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under Applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Extraordinary Transaction” shall mean any action that is not in the Ordinary Course of Business.

“Income Taxes” means any Tax measured by reference to net income or profit.

“Indemnifying Party” means a Party from which another Party is entitled to seek indemnification pursuant to any Pre-Existing TSA or the provisions of Section 2.02.

“Indemnified Party” means a Party that is entitled to seek indemnification from another Party pursuant to any Pre-Existing TSA or the provisions of Section 2.02.

“Joint Return” has the meaning set forth in Section 4.02(a).

“Master Separation Agreement” means the Master Separation Agreement by and between the Parties dated as of [•], 2022, including all amendments, modifications and supplements and all annexes and schedules to any of the foregoing, and shall refer to the Master Separation Agreement as the same may be in effect at the time such reference becomes operative.

“Minor Joint Return” means a Joint Return, other than a Joint Return filed in Florida, Illinois, New York State or New York City, that is not a Significant Joint Return.

“NY Joint Return” has the meaning set forth in Section 4.02(b).

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” has the meaning set forth in the preamble to this Agreement.

“Person” has the meaning set forth in the Master Separation Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Existing SALT TSA” means the Tax Payment Allocation Agreement, dated as of September 21, 2021, between AIG and Corebridge.

“Pre-Existing TSA” means any tax sharing agreement, substantially comparable to the forms hereto attached as Exhibit A, in effect between AIG and any member of the Corebridge Group immediately prior to Disaffiliation (as modified by and including any side letters thereto).

“Significant Joint Return” means any Joint Return, other than a Joint Return filed in Florida, Illinois, New York State or New York City, (i) where the total Tax liability (prior to the application of any attributes) exceeds five million dollars, or (ii) that is classified as such pursuant to Section 4.02(d).

“Straddle Period” means, with respect to a Joint Return, any taxable period beginning with the Pre-Closing Period and ending on the Disaffiliation Effective Time of the relevant member included in such Joint Return.

“Subsidiary” has the meaning set forth in the Master Separation Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any Taxing Authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes of any kind whatsoever, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clause (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Applicable Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Applicable Law).

“Tax Detriment” shall mean an increase in the Tax liability (or reduction in refund or credit or item of deduction or expense, including any carryforward) of a taxpayer for any taxable period.

“Taxing Authority” means any U.S. federal, state or local governmental authority or any subdivision, agency, commission or entity thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the United States Internal Revenue Service).

“Tax Item” shall mean any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Matter” has the meaning set forth in Section 3.01.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Applicable Law relating to any Tax and any amended Tax return or claim for refund.

“Tax Notice” has the meaning set forth in Section 2.04.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

Section 1.02          Additional Definitions.  Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Master Separation Agreement.

ARTICLE II

ALLOCATION, PAYMENT AND INDEMNIFICATION

Section 2.01          Pre-Existing Tax Sharing Agreements.

(a)          Subject to Section 4.02, AIG and Corebridge agree to make payments to each other with respect to any Pre-Existing TSA, where such payments are determined as though Corebridge were the relevant Corebridge Group member that is a party to the relevant Pre-Existing TSA. Each of AIG and Corebridge agrees to comply with their respective obligations under any Pre-Existing TSA, as stated in Section 6 of such Pre-Existing TSA, and for the purpose of determining the obligations of AIG and Corebridge (but not the original Corebridge Group member) under any Pre-Existing TSA, (a) the flush language at the end of each such Section 6 in any Pre-Existing TSA governing federal Income Taxes shall be deemed to read: “PROVIDED, HOWEVER, that notwithstanding the termination of this Agreement, the obligations of Parent and Subsidiary shall remain in effect with respect to any period of time during the tax year in which termination occurs and for any prior period, in each case for which the income of the Subsidiary must be included in the consolidated return.” and (b) in the Pre-Existing SALT TSA, the flush language at the end of Section 6 governing state Income Taxes or taxes based on gross receipts shall be deemed to read: “PROVIDED, HOWEVER, that notwithstanding a Complete Termination or a Partial Termination, the obligations of Parent and SAFG hereunder shall remain in effect with respect to any period of time during the tax year in which such Complete Termination or Partial Termination occurs and for any prior period, in each case for which the income of the Subsidiary must be included in the relevant Combined Return.”

(b)          For the avoidance of doubt, AIG and Corebridge agree that, to the extent that the Corebridge Group receives a refund from any Taxing Authority relating to tax losses, tax credits or similar items for which the Corebridge Group was previously compensated under any Pre-Existing TSA (including any refund resulting from the carryback of a tax attribute to a year prior to the effectiveness of such Pre-Existing TSA), then Corebridge will pay to AIG an amount equal to such refund as promptly as practicable following receipt.

Section 2.02          Responsibility for Taxes; Indemnification.

Except as otherwise expressly set forth in this Agreement:

(a)          AIG shall indemnify and hold harmless Corebridge for all Tax Detriments (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Income Taxes of AIG or any member of the AIG Group for which Corebridge is liable by reason of being severally liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local Applicable Law; (ii) any Tax Detriments of Corebridge resulting from the breach of any obligation or covenant of AIG under this Agreement (including Section 2.01) and (iii) any Taxes of the AIG Group for any Post-Closing Period.

(b)          Corebridge shall indemnify and hold harmless the AIG Group for all Tax Detriments (and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, incurred in connection therewith) attributable to (i) any Tax Detriments of the AIG Group resulting from the breach of any obligation or covenant of Corebridge under this Agreement (including Section 2.01) and (ii) Taxes of the Corebridge Group for any Post-Closing Period.

(c)          If an Indemnifying Party is required to indemnify an Indemnified Party pursuant to this Section 2.02, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Section 2.02, showing such calculations in sufficient detail so as to permit the Indemnifying Party to understand the calculations. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) Business Days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Section 2.02.  If the Indemnifying Party disagrees with such calculations, it must notify the Indemnified Party of its disagreement in writing within ten (10) Business Days of receiving such calculations, in which case no payment shall be made until the disagreement is resolved in accordance with the provisions of this Agreement.

(d)          All indemnity payments pursuant to this Section 2.02 shall be treated as relating to periods ending on or prior to the Disaffiliation Effective Time.

Section 2.03          Preparation of Tax Returns.

(a)          Unless otherwise required by a Taxing Authority, the Parties agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement and the positions taken pursuant to any Pre-Existing TSA, as applicable.

(b)          Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the parties shall report any Extraordinary Transactions that are caused or permitted by Corebridge on the Closing Date after the completion of the Disaffiliation as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of Applicable Law.  AIG shall not make a ratable allocation election pursuant to Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) or any similar or analogous provision of Applicable Law.

(c)          AIG agrees to make a valid and timely election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) to elect to reduce its basis in Corebridge shares to the extent necessary to avoid attribute reduction under Treasury Regulations Section 1.1502-36(d) and AIG also agrees not to make any election to reattribute attributes under Treasury Regulations Sections 1.1502-36(d)(6)(i)(B) or (C).

Section 2.04          Audits and Proceedings.  Notwithstanding any other provision hereof, if after the Closing Date, an Indemnified Party or any of its Affiliates receives any notice, letter, correspondence, claim or decree from any Taxing Authority (a “Tax Notice”) and, upon receipt of such Tax Notice, believes it has suffered or potentially could suffer any Tax liability for which it is indemnified pursuant to Section 2.02, the Indemnified Party shall promptly deliver such Tax Notice to the applicable Indemnifying Party; provided, however, that the failure of the Indemnified Party to promptly provide the Tax Notice to the Indemnifying Party shall not affect the indemnification rights of the Indemnified Party pursuant to Section 2.02, except to the extent that the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to promptly deliver such Tax Notice.  The Indemnifying Party shall have the right to handle, defend, conduct and control, at its own expense, any Tax audit or other proceeding that relates to such Tax Notice; provided, however, that AIG shall have the right to handle, defend, conduct and control, at its own expense, any Tax audit or other proceeding in respect of any Pre-Closing Period or Straddle Period.  The Indemnifying Party shall permit the Indemnified Party at such Indemnified Party’s own expense to participate in (but not control) any such Tax audit or other proceeding and shall timely furnish to such Indemnified Party copies of all material notices, submissions and other relevant correspondence (redacted if considered necessary to exclude unrelated information) in connection with any such Tax audit or other proceeding.  Neither AIG nor Corebridge shall compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to the preceding portion of this Section 2.04 without the consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that if one Party reasonably withholds its consent (based on a good faith determination by the Party withholding its consent that there is at least a more likely than not basis for upholding its position), the other Party shall nevertheless have the right to compromise or settle any such Tax audit or other proceeding provided that the other Party  shall indemnify the non-consenting Party for any incremental Tax Detriment caused by such compromise or settlement.  Furthermore, after the Disaffiliation Time, each of AIG and Corebridge agrees, except to the extent inconsistent with Applicable Law, to defend any Tax positions taken on Tax Returns filed prior to the Disaffiliation Time.

Section 2.05          Carrybacks, etc.  To the extent permitted by Applicable Law, neither Corebridge nor any of its Affiliates shall carry back any income Tax Item from a Post-Closing Period to a Pre-Closing Period; Corebridge will not, and will not permit its subsidiaries to, take any action with respect to any Pre-Closing Period of any Subsidiary that is treated as a partnership for income tax purposes that would increase the Income Taxes for which AIG are responsible under Section 2.02 without the prior written consent of AIG.  For the avoidance of doubt, in the case of any mandatory carryback, the provisions of the applicable Pre-Existing TSA shall control.

ARTICLE III

COOPERATION

Section 3.01          General Cooperation.  The Parties shall each cooperate (and each shall cause their respective Subsidiaries to cooperate) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Tax refunds, Tax proceedings, and calculations of amounts required to be paid pursuant to this Agreement or any Pre-Existing TSA, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement or any Pre-Existing TSA and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”).  Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, at each Party’s own cost:

(a)          the provision of the relevant portions of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(b)          the execution of any document (including any power of attorney) in connection with any Tax proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Tax refund claim of the Parties or any of their respective Subsidiaries;

(c)          the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax Matter; and

(d)          the use of the Party’s commercially reasonable efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.  This Section 3.01 is intended to be interpreted in a manner consistent with Section [1] of each Pre-Existing TSA.

If any Party fails to cooperate in accordance with the foregoing provisions of this Section 3.01 and fails to cure such non-cooperation in a timely manner such that the Party requesting such cooperation is materially prejudiced thereby, the non-cooperating Party shall forfeit its rights of indemnification under Section 2.02 and any Pre-Existing TSA in respect of the matter for which cooperation was sought.

Section 3.02          Retention of Records.  Each Party shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession that have not previously been provided to the other Party or Parties, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof of which such Party is aware) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents.  A Party intending to destroy any material records or documents shall adequately identify the documents and provide the other Parties with reasonable advance notice and the opportunity to copy or take possession of such records and documents.

ARTICLE IV

MISCELLANEOUS

Section 4.01          Dispute Resolution.

(a)          Any dispute as to matters covered by this Agreement shall be addressed in a manner consistent with Article X of the Master Separation Agreement; provided, however, that if such dispute is not resolved within 30 days of the date on which the claiming Party provided the other Party with a “Notice of Dispute,” then any Party may pursue the remedy set forth in Section 4.01(b).

(b)           If the procedures set forth in Section 4.01(a) have been followed with respect to a dispute and such dispute remains unresolved, the Parties shall appoint PricewaterhouseCoopers LLP to resolve any dispute as to matters covered by this Agreement (the “Accounting Firm”); provided however, that if PricewaterhouseCoopers LLP cannot to be so appointed, AIG shall select another nationally recognized accounting firm to act as the Accounting Firm, subject to the consent of Corebridge, not to be unreasonably withheld.  In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by the Parties and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor only of either AIG or Corebridge.  The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final, conclusive and binding on the Parties.  The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the past practices prior to the Disaffiliation Effective Time of AIG and its Subsidiaries, except as otherwise required by Applicable Law.  Unless otherwise agreed by the Parties, the Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Parties.

Section 4.02          State and Local Tax Allocation Agreement.

(a)          To the extent any member of the Corebridge Group files a state or local combined, consolidated, or unitary Income Tax return with a member of the AIG Group (a “Joint Return”), the principles of this Agreement shall be similarly applied, except that the Pre-Existing SALT TSA, as modified by clauses (b) through (d) below, shall be treated as the relevant Pre-Existing TSA.

(b)          With respect to each Joint Return filed in New York State or New York City, if the Taxes are determined by any means other than the capital base (a “NY Joint Return”),  Corebridge shall be liable to AIG for its portion of the excess of (i) the total Tax liability (prior to the application of any attributes) shown on the NY Joint Return, over (ii) the maximum Tax for a corporation or combined group subject to New York State and New York City Taxes determined by the capital base.  For purposes of applying the Pre-Existing SALT TSA, each NY Joint Return shall be a “Combined Return” and the members of the affiliated, combined, consolidated, unitary or similar groups included in the applicable NY Joint Return shall be a “Group” for all purposes of the Pre-Existing SALT TSA except that this clause (b) (and not Section 2 of the Pre-Existing SALT TSA) shall be applied for purposes of allocating the Tax liabilities with respect to each NY Joint Return.

(c)          For purposes of applying the Pre-Existing SALT TSA, each Significant Joint Return shall be a “Combined Return”, and the members of the affiliated, combined, consolidated, unitary or similar groups included in each Significant Joint Return shall be a “Group”, and

(d)          If the aggregate of the total Tax liabilities (prior to the application of any attributes) reflected on the Minor Joint Returns for any Tax year equals or exceeds fifteen million dollars, then the Minor Joint Return with the largest total Tax liability (prior to the application of any attributes) shall be reclassified as a Significant Joint Return and shall be subject to the provisions of clause (c) above.  This clause (d) shall be reapplied excluding each newly-designated Significant Joint Return from the definition of Minor Joint Return until the aggregate of the total Tax liabilities reflected on the remaining Minor Joint Returns for any Tax year is less than fifteen million dollars.

Section 4.03          Obligations Subject to Applicable Law.  The obligations of each Party under this Agreement shall be subject to Applicable Law, and, to the extent inconsistent therewith, the Parties shall adopt such modified arrangements as are as close as possible to the requirements of this Agreement while remaining compliant with Applicable Law; provided, however, that Corebridge shall fully avail itself of all exemptions, phase-in provisions and other relief available under Applicable Law before any modified arrangements shall be adopted.

Section 4.04          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Corebridge, to:

[●]
[●]
[●]
Attention:  [●]
Telephone:  [●]
Email:  [●]

If to AIG, to:

[●]
[●]
[●]
Attention:  [●]
Telephone:  [●]
Email:  [●]

Section 4.05          Applicable Law.  This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

Section 4.06          Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 4.07          Confidential Information.  All information provided by either Party shall, except if the purpose for which such information is furnished pursuant to this Agreement contemplates such disclosure or is for disclosure in public documents of Corebridge or any of its Subsidiaries or AIG or any of its Subsidiaries and, except for disclosure to other Subsidiaries of AIG or Corebridge, as the case may be, be kept strictly confidential and, unless otherwise required by Applicable Law or as agreed by the Parties, neither Party shall disclose, and each shall take all necessary steps to ensure that none of their respective directors, officers, employers, agents and representatives disclose, or make use of, except in accordance with Applicable Law, such information in any manner whatsoever until such information otherwise becomes generally available to the public.  Each Party shall be liable for any breach of this Section 4.07 by it or any of its Subsidiaries or any of their respective directors, officers, employees, agents and representatives.

Section 4.08          Amendment, Modification and Waiver.

(a)          This Agreement may be amended, restated, supplemented, modified or terminated, in each case, only by a written instrument signed by each of Corebridge and AIG.

(b)          A provision of this Agreement may only be waived by a written instrument signed by the Party waiving a right hereunder. No delay on the part of a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of a Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 4.09          Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  Neither Party shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party.  Any purported assignment in violation of this Section 4.09 shall be null and void ab initio.

Section 4.10          Further Assurances.  In addition to the actions specifically provided for elsewhere in this Agreement, each Party hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to carry out the provisions of this Agreement.

Section 4.11          No Third-Party Beneficiaries.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 4.12          Discretion of Parties.  Where this Agreement requires or permits any Party to make or take any decision, determination or action with respect to matters governed by this Agreement, unless expressly provided otherwise, such decision, determination or action may be made or taken by such Party in its sole and absolute discretion.

Section 4.13          Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement, together with the Pre-Existing TSAs, constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Master Separation Agreement, the provisions of this Agreement shall govern and control.

Section 4.14          Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party. Each Party may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

Section 4.15          Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, neither Corebridge or any member of the Corebridge Group, on the one hand, nor AIG or any member of the AIG Group, on the other hand, shall be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any penalties or similar liabilities with respect to a third-party).

Section 4.16          Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

Section 4.17          No Set-Off.  Except as expressly set forth in any Pre-Existing TSA or as otherwise mutually agreed to in writing by the Parties, neither Corebridge or any member of the Corebridge Group, on the one hand, nor AIG or any member of the AIG Group, on the other hand, shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement.

Section 4.18          Expenses.  Except as otherwise expressly set forth in this Agreement or any Pre-Existing TSA, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

Section 4.19          Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the word “or” is used in this Agreement, it shall not be exclusive. Whenever the word “extent” in the phrase “to the extent” is used in this Agreement, it shall be deemed to mean the degree to which a subject or other thing extends and shall not mean simply “if.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. This Agreement has been fully negotiated by both parties and shall not be construed by any governmental authority against either Party by virtue of the fact that such Party was the drafting Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC.

By:
Name:
Title:

COREBRIDGE FINANCIAL, INC.

By:
Name:
Title:

Exhibit A
Forms of Federal Tax Sharing Agreement

[To be provided]

Exhibit B
Form of State and Local Tax Sharing Agreement

[To be provided]